UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 11, 2013

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Stockholders of IRIDEX Corporation (“IRIDEX” or the “Company”) held on June 12, 2013 (the “Annual Meeting”), the stockholders of IRIDEX re-elected the following individuals to the Board of Directors. Each Director will serve for the ensuing year or until their respective successors are duly elected and qualified.

Nominee	Votes For	Votes Against	Abstentions	Broker Non Votes*
Sanford Fitch	5,343,858	255,281	3,200	1,724,441
Garrett A. Garrettson, Ph.D.	5,323,985	275,154	3,200	1,724,441
James B. Hawkins	4,135,588	1,456,351	10,400	1,724,441
William M. Moore	5,575,276	22,063	5,000	1,724,441
Ruediger Naumann-Etienne, Ph.D.	5,233,088	366,251	3,000	1,724,441
Scott A. Shuda	5,143,866	455,473	3,000	1,724,441

*	Broker non-votes do not affect the outcome of the election.

In addition, the following proposals were voted on and approved at the Annual Meeting.

Proposal	Votes For	Votes Against	Abstentions	Broker Non Votes
Proposal to ratify the appointment of Burr Pilger Mayer, Inc. as the independent registered public accountants of the Company for the fiscal year ending December 28, 2013	7,239,405	25,972	61,403	0
Proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement.	5,045,663	529,510	27,166	1,724,441

Proposal	One Year	Two Years	Three Years	Abstentions	Broker Non Votes
Proposal to recommend, on a non-binding advisory basis, the frequency of future advisory votes on executive compensation.	5,017,146	10,763	97,592	476,838	1,724,441

Item 8.01.	Other Events.

On June 11, 2013, IRIDEX announced the automatic conversion of all outstanding shares of the Company’s Series A Preferred Stock into 1,000,000 shares of the Company’s common stock (the “Conversion”), in accordance with the terms of its Certificate of Designation, Preferences and Rights of Series A Preferred Stock. The Conversion was effective as of the close of business on June 11, 2013.

As of June 12, 2013, no shares of the Company’s preferred stock were issued or outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ James H. Mackaness
James H. Mackaness Chief Operating Officer and Chief Financial Officer

Date: June 17, 2013